Exhibit 10.5

RICKENBACKER INTERNATIONAL

AIRPORT

NON-PUBLIC

SELF-FUELING PERMIT

FOR

AIRNET SYSTEMS, INC.

I.                                         PURPOSE

a.                                       Fuel trucks that operate on airport ramps and bulk fuel storage facilities located at the Airport must be professionally operated, managed, supervised and controlled to minimize liability and assure optimum operational safety.  The operation of such specialized fueling facilities and equipment on the airport shall be provided through Fixed Base Operators (“FBOs”) who hold a Non-Exclusive License Agreement (“NELA”) and meet the appropriate minimum standards for Rickenbacker International Airport (“Airport”).

Recognizing the need for certain grades and types of fuel that are not typically provided by FBOs, and the desire of aircraft owners to service their own aircraft, the following standards, rules and regulations are hereby established governing the non-public self-fueling of aircraft by owners of aircraft based at the Airport.

b.                                      Permittee, pursuant to a lease of even date herewith (the “Lease”), has leased from the Authority an area at the Airport upon which Permittee intends to construct a facility to house its operations.  Permittee has also entered into a Commingling Fuel Agreement (the “Fuel Agreement”) with the Authority pursuant to which Permittee will be storing and dispensing Aviation Fuel in and from the Airport’s Fuel System.

II.                                     GENERAL

Parties wishing to fuel their own aircraft at the Airport must possess a Non-Public Self-Fueling Permit (“Permit”) issued by the Columbus Regional Airport Authority (“Authority”) and, where required, from the Hamilton or Madison Township Fire Department, and conform to the procedures outlined herein.  Such Parties shall hereinafter be referred to as “Permittee”.

III.                                 LIMITATION OF PERMIT

Consistent with the Minimum Standards (as defined in the Lease), unless specifically allowed under a separate license Permittee shall be restricted from selling and/or dispensing fuels to other airport users, including locally based and transient aircraft.  Fueling of any aircraft not owned or leased by the Permittee shall constitute a violation of the Permit and is grounds for immediate revocation of the Permit.  Prior to issuance, and upon request of the Authority, Permittee shall provide evidence of ownership or lease of any aircraft being fueled.

IV.                                 RESTRICTIONS

a.                                       Permittee shall be permitted to fuel aircraft at the designated area(s) approved in advance by the Authority.  The dispensing and delivery shall be in accordance with all airport rules and regulations and all applicable local, state, and federal rules and regulations governing delivery of fuel into aircraft.  Additionally, Permittee shall conform to the requirements defined in the Uniform Fire Code (Part 24, latest edition), NFPA 407, Standard for Aircraft Fuel Servicing, and Department of Transportation requirements for identification and transportation of hazardous materials.  It shall be the responsibility of Permittee to keep at all times informed of such rules and regulations.

b.                                      Fuel equipment used by Permittee shall meet the minimum requirements established by the Authority or other controlling agency.

c.                                       Permittee’s fueling equipment may be parked or positioned on the premises designated fueling area(s) only when actually dispensing fuel to Permittee’s aircraft.

d.                                      During the dispensing of fuel into aircraft, the fueling vehicle shall be positioned with a clear exit path and shall not obstruct other aircraft or vehicular movements.

e.                                       Fuel nozzles shall not be blocked open with any foreign object or left unattended during fueling operations.

f.                                         It shall be the Permittee’s responsibility to maintain an adequate supply of absorbent materials to immediately control and clean up small fuel spills.  ANY fuel spill that is greater than 25 gallons or has reached the storm drain system shall be immediately reported to the Airport Fire Department and the Authority.  All other fuel spills shall be reported to the Authority within one half (1/2) hour.

g.                                      With regard to any spill or release of fuel, Permittee shall be responsible for, and shall indemnify Authority from, reporting such spill or release to authorities, as required by law, and all clean-up, including emergency response, product recovery, soil and groundwater remediation.  In the event Authority determines it is necessary, Authority has the right to respond to and attempt to contain or remediate a spill or release at Permittee’s expense.  Permittee shall reimburse Authority within 30 days of receiving an invoice of such costs.

V.                                     MINIMUM FUELING EQUIPMENT REQUIREMENTS

a.                                       Fuel transport and dispensing tanks/containers must comply with all applicable federal, state and local regulations regarding the transportation and storage of flammable or combustible liquids, i.e., automotive or aviation fuels.

b.                                      Fuel transport container(s) shall not be less than twenty (20) gallons, painted red and clearly marked with the type of fuel, i.e., MOGAS, and with “FLAMMABLE” and “NO SMOKING WITHIN 50 FEET” placards on each container’s exterior.

c.                                       Fuel dispensing containers shall have a valve mechanism such that water or other contaminants can be drained from the lowest portion of the tank, unless otherwise approved by the Madison or Hamilton Township Fire Department.

d.                                      Fuel dispensing pumps (and any associated electrical wiring), hoses, nozzles, and filters shall meet all applicable federal, state and local requirements pertaining to the dispensing of automotive gasoline or aviation fuels.  All dispensing equipment shall bear an Underwriters Laboratory (UL) approved label.

e.                                       Aircraft fueling apparatus shall be attended and operated only by persons instructed in the proper use and operation of such fueling apparatus (“Operator”), in accordance with all safety requirements.

f.                                         Two (2) twenty (20) pound Class BC fire extinguishes are required and shall be readily available to the Operator while transporting or dispensing automotive or aviation fuels on the airport.  Fire extinguishes shall be affixed to each side of any vehicle used to transport automotive or aviation fuel.

g.                                      All Persons other than the Operator(s) dispensing fuel and the aircraft flight crew shall maintain a distance of at least fifty (50) feet from any aircraft being fueled.

h.                                      Cables for grounding and bonding the fuel dispensing system and the aircraft must be provided by the Permittee.

i.                                          All equipment shall be maintained in a clean, non-leaking condition and are subject to inspection at any time by the Hamilton Township Fire Department, the Madison Township Fire Department and Airport Management.

j.                                          Prior to the first use of a self-fueling apparatus on the airport, the Permittee shall present such apparatus for inspection to the Hamilton or Madison Township Fire Department and obtain a signed certificate of compliance.

k.                                       The fueling equipment shall be inspected annually by the Hamilton or Madison Township Fire Department to ensure that the system is in good working condition and that it is in compliance with all the requirements set forth herein.  Any applicable permit fee shall be paid to the Hamilton or Madison Township Fire Department at the time of each annual inspection and certification.

VI.                                 ADMINISTRATIVE FEE

Permittee shall pay an annual Permit fee of $ 100.00 to the Authority.  Authority shall invoice Permittee for such fee and it shall be payable by January 1st each year.  Should this permit be issued for less than a full year the fee for the first year shall be prorated.

VII.                             FUEL FLOWAGE FEE

Permittee shall pay fuel flowage fees as outlined in Exhibit “A” on a monthly basis in accordance with the terms of the Fuel Agreement.

VIII.                       INSURANCE REQUIREMENTS

Permittee, at his/her sole cost and expense and for the full term of this permit or any renewal thereof, shall obtain and maintain in full force and affect the insurance coverage required by the Lease.

IX.                                INDEMNIFICATION

Except for matters resulting from the negligence or intentional wrongful acts of Authority or its directors, officers, employees, public officials or agents, Permittee will indemnify and hold harmless Authority and its directors, officers, and employees, public officials, and agents, against, any and all demands, claims, causes of action, fines, penalties, damages, losses, liabilities, judgments, and expenses for bodily injury, death, damage to property, any other personal injury, and business interruption (including, without limitation, attorneys’ fees and court costs) incurred in connection with or arising from: (1) it’s fueling activities at the Airport, or its employees, agents, contractors, invitees, visitors, any other person performing fueling activities at the Airport under the express or implied invitation of Permittee, or any person claiming under Permittee; (2) any activity, work, or thing done, or permitted or suffered in relation to the fueling activities at the Airport by Permittee, or its employees, agents, contractors, invitees, visitors, any other person performing fueling activities at the Airport under the express or implied invitation of Permittee, or any person claiming under Permittee; (3) any acts, omissions, or negligence of Permittee, or its employees, agents, contractors, invitees, visitors, any other person performing fueling activities at the Airport under the express or implied invitation of Permittee, or any person claiming under Permittee; (4) any breach, violation, or nonperformance by Permittee, or its employees, agents, contractors, invitees, visitors, any other person performing fueling activities at the Airport under the express or implied invitation of Permittee, or any person claiming under Permittee, of any term, covenant, or provision of this Agreement or any law, ordinance, or governmental requirement of any kind; or, (5) any injury or damage to the person, property, or business of Permittee, or its employees, agents, contractors, invitees, visitors, any other person performing fueling activities at the Airport under the express or implied invitation of Permittee, or any person claiming under Permittee.  If any action or proceeding is brought against Authority, its directors, officers, employees, public officials, or agents, by reason of any such claim, Permittee, upon notice from Authority will defend the claim at Permittee’s expense with counsel satisfactory to Authority.

X.                                    PERMIT PROVISIONS

a.                                       This permit shall be subordinate to the requirements of any existing or future agreement between the Authority and the United States, relative to the development, operation or maintenance of the Airport.

b.                                      The Permittee agrees that it will not make use of the airport premises in any manner which might interfere with the landing, taking-off or taxiing of any aircraft from the Airport or otherwise constitute a hazard.  In the event the aforesaid covenant is breached, the Authority has the right to cause the abatement of such interference at the expense of the Permittee.  Permittee shall reimburse Authority for such expenses within thirty (30) days of receiving an invoice therefore.

c.                                       This permit and all the provisions hereof shall be subject to whatever right the United

States Government now has or in the future may have or acquire affecting the control, operation, regulation and taking over of said airport or the exclusive or non-exclusive use of the airport by the United States during time of war or national emergency.

XI.                                MODIFICATION OR REVOCATION OF PERMIT

Authority may modify or revoke this permit upon thirty (30) days advance written notice to Permittee, provided such modification or revocation does not result in Permittee being treated less favorably than other similarly situated Permittees.  In the event Authority believes Permittee’s actions under this permit are creating a health or safety hazard.  Authority may suspend the permit until Authority is satisfied the hazard no longer exists.

If Permittee shall at any time during the term of this Permit fail to conform to the terms, conditions, or provisions of this permit, the Authority may give ten (10) days advance written notice of intent to revoke and terminate any and all rights and privileges granted herein.  Permittee shall have ten (10) days after receiving such notice to either conform to the requirements of this Permit or to file a written notice of protest to the notice address identified in Section XVII.  The decision of the President & CEO to revoke and terminate all permitted rights and privileges is final.

XII.                            ASSIGNMENT

This Permit is not assignable by operation of law or otherwise.  Permittee shall not assign, sublet or transfer this permit or any of the privileges contained herein.  It is specifically stipulated and agreed that Permittee will not sublet any of the rights herein whereby other operators share in the privileges or the services authorized herein.

XIII.                        TERM

This permit shall be effective upon the date of its acceptance and shall continue for a term coincident with that of the Fuel Agreement.

XIV.                        PERMITTEE NOT AN AGENT OF AUTHORITY

Issuance of this permit or any acts of Permittee under this permit shall not in any way constitute Permittee as an agent, contractor, licensee, or employee of the Authority for any purpose.

XV.                            AUTHORITY’S LIABILITY

Notwithstanding anything herein to the contrary, Authority shall not be liable for damages to Permittee, including, but not limited thereto, loss of profits or revenues, or special or consequential damages of any nature for any delays in fuel deliveries, or failure of fuel deliveries, to Permittee.

XVI.                        DIRECTOR’S LIABILITY

Notwithstanding anything herein to the contrary, no Officer, Director, employee, or agent of Authority shall have any liability in any way connected with this permit.

XVII.                    NOTICES

All written notices given in conjunction with this permit shall be effective upon deposit in the mails, postage prepaid, to the applicable address:

AUTHORITY:	PERMITTEE:
President & CEO	Airnet Systems, Inc.
Columbus Regional Airport Authority	3939 International Gateway
Rickenbacker International Airport	Columbus, OH 43219
4600 International Gateway	Attn: Chief Executive Officer
Columbus, OH 43219
Attn: Chief Executive Officer
With copy to General Counsel

COLUMBUS REGIONAL AIRPORT		AIRNET SYSTEMS, INC.
AUTHORITY

/s/ Elaine Roberts		/s/ Joel E. Biggerstaff
Elaine Roberts, A.A.E.		By	Joel E. Biggerstaff
President & CEO		Title:	CEO

Date	1-20-04	Date	1/15/04

Exhibit A

RICKENBACKER INTERNATIONAL AIRPORT

SCHEDULE OF RATES AND CHARGES

EXHIBIT “A” (EFFECTIVE July 1, 2003)

Landing Fees:

•	Signatory Airline	$1.44 per 1000 pounds MCGLW
•	Non-Signatory Airline	$1.81 per 1000 pounds MCGLW
•	Commercial Minimum Landing Fee (12,500 lbs. or less) -	$16.25 per landing
•	General Aviation Landing Fee (Only aircraft) over 60,000 MCGLW): Same as Signatory/Non-Signatory depending on the classification of the owner/operator.

Fuel Flowage Fees:  (General Aviation Landing Fee/Aircraft less than 60,000 MCGLW):

•	Per Gallon of Aviation Fuel Sold at Retail/Wholesale	$.05 per gallon.

Fuel System Management Fees  (on all gallons processed into storage)      $.045 per gallon.

General License / Commission Fees:

•	Aeronautical Activities: Two percent (2%) of the gross revenues derived from the conduct of all approved aeronautical activities

•	Non-aeronautical Activities:
	Car rental agencies:	On airport agencies shall pay 10% of the gross-revenues derived from their activities.
Off airport car rental agencies shall pay 8% of the gross revenues derived from such activities.
	Hotels:	On airport hotel operators shall pay 3% of the gross revenues derived from their activities.

Aircraft Parking Charges: (Daily Rates)

Single Engine	$6
Light Twin	$8
12,500 - 40,000	$20
40,001 - 90,000	$30
90,001 - 150,000	$50
150,001 - 250,000	$80
250,001 - 400,000	$100
400,001 - Over	$150

•                       Parking Charges for Signatory Airlines do not apply on the first 24 hours, weekends or holidays.

•                       Parking Charges for Non-Signatory Airlines apply after the first 6 hours.

•                       Parking Charges for General Aviation aircraft exceeding 60,000 lbs. apply after the first 6 hours.

•                       Parking Charges for General Aviation aircraft less than 60,000 lbs. apply when remaining over night.

•                       Parking Charges for any General Aviation aircraft based at the airport do not apply if the owner/operator rents hangar or tie-down space from the Port Authority or the FBO.

•                       Monthly Parking Charges for based aircraft using remote aircraft ramp, as designated by the Authority, will be assessed at a rate equal to 30% of the daily rate.

Definitions:

•                       Signatory - Having a lease or sublease of a ground site or building space on in accordance with the Authority’s Rates & Charges Policy.  An airline having a contractual airline operating arrangement with an organization who has such a lease on airport property.

•                       Non-signatory - Those operators who do not have on an airport lease agreement with the Authority in accordance with the Rates & Charges Policy.

•                       MCGLW - Maximum Certificated Gross Landing Weight.

Rates and Charges are calculated within an annual period beginning January 1st and ending December 31st.